Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

AOT BUILDING PRODUCTS NEWCO LLC

This Limited Liability Company Agreement (this “Agreement”) of AOT BUILDING PRODUCTS NEWCO LLC (the “Company”) is entered into as of August 16, 2013, by the undersigned as its sole member (the “Member”).

WHEREAS, the Company was formed on August 15, 2013 as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as it may be amended from time to time and any successor to such statute (the “Act”), and

WHEREAS, the Member desires to enter into this Agreement in order to provide for the governance of the Company and the conduct of its business.

NOW, THEREFORE, the Member hereby agrees as follows:

1. Name. The name of the limited liability company is AOT Building Products Newco LLC. The Company was formed pursuant to and in accordance with the Act by the filing of a Certificate of Formation dated August 15, 2013.

2. Purpose and Powers. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the aforesaid purposes.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

5. Member. The name and the mailing address of the Member is set forth on Schedule A hereto. To the extent any additional or substitute members are hereafter admitted to the Company, the Member shall revise Schedule A accordingly.

6. Units. Interests in the Company shall be represented by units, which shall be reflected on Schedule A and will not be evidenced by certificates. Immediately upon the effectiveness of this agreement the Member shall be issued one unit. The Company shall be entitled to treat a member as the owner of the units registered in such member’s name on the books and records of the Company for all purposes, and accordingly, shall not be bound to recognize any equitable or other claim to or interest in such units on the part of any other person regardless of whether the Company shall have actual or other notice thereof.

7. Management. The business and affairs of the Company shall be managed exclusively by the Member (who also shall be the “Managing Member” of the Company, as defined in the Act) and not by any board of managers. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. The Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. Notwithstanding any other provision of this Agreement, in no event shall the Company establish or appoint a board of directors or any comparable body to control or manage its business or affairs.

8. Authorized Person. The Member may from time to time designate one or more individuals as an “authorized person,” within the meaning of the Act, to execute, deliver and cause to be filed any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business, any documents required to obtain a U.S. taxpayer identification number and any documents otherwise required in order for the Company to conduct business. The Member hereby appoints each of Dan Lukas and Russell Hammond as authorized persons to act on behalf of the Company and each such person is individually authorized, empowered and directed to execute and deliver such agreement, consent, instrument or document and to incur such expenses and to take such other and further actions as they may deem necessary or appropriate or convenient and proper in the name and on behalf of the Company, the necessity or desirability of each such agreement, consent, instrument or document to be conclusively established by the execution and delivery thereof by such authorized persons.

9. Distributions. The Company may make distributions to the Member, in cash or in other property.

10. Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member and (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) The bankruptcy (as defined in Section 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in such manner, and in such order of priority, as determined by the Member, subject to any requirements of the Act.

11. Capital Contributions. The Member has contributed the following amounts, in cash, and no other property, to the Company:

AOT Building Products Holdco LLC	$1.00

12. Additional Contributions. The Member is not and shall not be required to make any additional capital contribution to the Company. The Member may make capital contributions to the Company with the Company’s consent in the form of cash, services or otherwise, and upon such contribution the Member’s capital account balance shall be adjusted accordingly.

13. Elections. The Company shall elect pursuant to Treasury Regulation Section 301.7701-3 to be classified as a corporation for U.S. federal income tax purposes with effect as of the date hereof, and the Company will take any action required to effect such election. Neither the Company nor any Member shall take any action inconsistent with the classification contemplated by this Section 13 of this Agreement.

14. Assignments. The Member may not assign in whole or in part its limited liability company interest.

15. Admission of Additional Members. One or more additional individuals or entities may be admitted as members of the Company with the consent of the Member.

16. Liability of Members and Other Persons. Neither the Member, nor any of the officers of the Company, nor any “authorized person” (within the meaning of the Act) of the Company shall have any liability for the obligations or liabilities of the Company solely by reason of being a Member, officer or “authorized person”, as the case may be, except to the extent provided in the Act.

17. Amendments. The provisions of this Agreement may be amended, modified or waived only with the written consent of the Member.

18. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

19. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.

AOT BUILDING PRODUCTS HOLDCO LLC

By:	/s/ Dan Lukas
Name: Dan Lukas
Title: Authorized Person

MEMBERS

Name	Ownership	Address
AOT Building Products Holdco LLC	1 unit	2000 Avenue of the Stars, 12th Floor
	(100%)	Los Angeles, California 90067
United States